Exhibit 99.1

FOR IMMEDIATE RELEASE

Zevra Therapeutics, Inc. Announces CFO Transition

Celebration, FL – November 20, 2025– Zevra Therapeutics, Inc. (NasdaqGS: ZVRA) (Zevra or the Company), a commercial-stage company focused on providing therapies for people living with rare disease, announced today that its Chief Financial Officer and Treasurer, R. LaDuane Clifton, will be stepping down from his position with the Company, effective December 31, 2025, in order to pursue other professional opportunities.

“Since joining the Company in 2015, LaDuane has provided steady leadership and invaluable guidance, leaving a lasting impact on the Company,” said Neil F. McFarlane, Zevra’s Chief Executive Officer and President. “He has played a pivotal role in our journey as we navigated our transition from development stage into a commercial-stage company focused on rare disease and leaves Zevra with a strong financial foundation to support the next phase of our growth. On a personal note, I want to thank LaDuane for his unwavering dedication and partnership over the years.”

“It has been a great honor to be a part of the Zevra journey,” said Mr. Clifton. “As I move on to my next endeavors, I am confident that the corporate foundation we have built will sustain and propel the Company into a bright future ahead.”

The Company has initiated a search to identify its next chief financial officer.

About Zevra Therapeutics, Inc.

Zevra Therapeutics, Inc. is a commercial-stage company focused on addressing unmet needs for the treatment of rare diseases. Our mission is to bring life-changing therapeutics to people living with rare diseases. With unique, data-driven development and commercialization strategies, the Company is overcoming complex drug development challenges to make new therapies available to the rare disease community.

Expanded access programs are made available by Zevra Therapeutics, Inc. and its affiliates and are subject to the Company’s Expanded Access Program (EAP) policy, as published on its website. Participation in these programs is subject to the laws and regulations of each jurisdiction under which each respective program is operated. Eligibility for participation in any such program is at the treating physician’s discretion.

Cautionary Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding executive transitions and the timing thereof. Forward-looking statements are based on information currently available to Zevra and its current plans or expectations. They are subject to several known and unknown uncertainties, risks, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These and other important factors are described in detail in the “Risk Factors” section of Zevra’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 12, 2025, Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2025, filed on November 5, 2025, as well as Zevra’s other filings with the Securities and Exchange Commission. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure that such expectations will prove correct. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Zevra Contact

Nichol Ochsner

+1 (732) 754-2545

nochsner@zevra.com